EXHIBIT 99.1

FreightCar America, Inc. Appoints Christopher J. Eppel as Chief Financial Officer

New financial leadership brings extensive background in operational excellence to help build on the Company’s transformation initiatives

CHICAGO, April 23, 2019 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today announced that its Board of Directors has appointed Christopher (Chris) J. Eppel as Vice President, Finance, Chief Financial Officer and Treasurer, effective April 23, 2019.  Mr. Eppel will succeed Matthew Kohnke, who has left the Company to pursue new business opportunities but will assist with providing transition support over the next several weeks.

“We are excited to welcome Chris to our team. He is a highly accomplished CFO with an extensive background in manufacturing turnarounds, cost reduction and strategic growth,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. “On behalf of the Board of Directors, I would also like to thank Matt Kohnke for his many contributions to the Company during his three years with us and we wish him well in his future endeavors.”

Mr. Eppel, 53, has over 20 years of experience in finance, manufacturing, IT and operations. He joins the Company from the AZEK Company, a privately-owned manufacturer of specialty building products, where he has served as Executive Vice President and Chief Financial Officer since November 2015. Prior to joining AZEK, Mr. Eppel served as Vice President and Chief Financial Officer of Allied Specialty Vehicles (now REV Group, Inc.) from 2013 to 2015, and as Corporate Controller and Vice President of Perrigo Company plc from 2006 to 2013. His other work experience includes finance and business development roles at Danaher Corporation and Honeywell International Inc. Mr. Eppel holds a Master’s Degree in Business Administration from Indiana University and a Bachelor’s Degree in Economics and Accounting from the University of Michigan.

About FreightCar America

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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